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FOR MORE INFORMATION CONTACT:

PRESS CONTACTS:
CyberGuard Corporation                              Radcom Strategic Marketing
Susan Zykoski, Marketing Communications Mgr.        Marianne Radwan
954.958.3900                                        561.988.5300
info@cyberguard.com                                 mradwan@gate.net



                   CYBERGUARD ANNOUNCES SALE OF ARCA SYSTEMS
                         TO EXODUS COMMUNICATIONS, INC.


FT. LAUDERDALE, FL--OCTOBER 5, 1998--CyberGuard Corporation (NASDAQ: CYBGE), a leading provider of network security and eCommerce solutions, today announced the sale of its Arca Systems professional services business to Exodus Communications(TM) Inc., a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations.

In exchange for the Arca Systems assets, CyberGuard received $3.4 million in cash and the return of consideration paid by CyberGuard to former Arca Systems shareholders at the time of CyberGuard's acquisition of Arca Systems. The former shareholders and CyberGuard executed mutual releases of liability to each other.

"The sale of Arca Systems is a positive development for both companies, because it supports the re-focus of CyberGuard's core business objectives, while enhancing Exodus' security offerings," noted Tommy Steele, President and CEO of CyberGuard Corporation. "Exodus gains the premier provider of network and system security services and solutions. And through this sale, CyberGuard continues to solidify its position in response to recent liquidity issues, enabling the Company to focus on its strategic goal of claiming a leadership position in the network security and electronic commerce industries. CyberGuard looks forward to continuing a strong relationship with Arca Systems as we continue to provide expert security solutions to our customers and prospects."

Arca Systems is a high-end security integration services firm specializing in practical applications of advanced security technology for information systems. The company provides its clients with the methods, tools, techniques and knowledge to securely process and communicate information. Arca Systems has provided assistance, guidance, planning, methods and training to a wide variety of customers in private industry and government organizations."


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"We will continue to work with CyberGuard as its network security and eCommerce solutions offer commercial and government customers data integrity and sound access control," explained Bill Wilson, President of Arca Systems.

"We are pleased to have Arca Systems join Exodus, and expect this acquisition to allow us to work more closely with CyberGuard and its enterprise customers," noted Ellen Hancock, President and CEO of Exodus.

ABOUT CYBERGUARD

CyberGuard Corporation is a leading provider of enterprise security and electronic commerce solutions to Fortune 1000 companies and governments worldwide. CyberGuard's award winning, industrial-strength firewall and certificate authority products and services protect the integrity of data and applications from unauthorized access. The company has world headquarters in Ft. Lauderdale, Florida and branch offices worldwide. More information on CyberGuard Corporation can be found at http://www.cyberguard.com and http://www.tradewave.com

FORWARD LOOKING STATEMENTS

Statements regarding estimates and future prospects contained in this press release are forward looking statements. These statements are based upon assumptions and analyses made by the Company in light of current conditions, future developments, and other factors the Company believes are appropriate in the circumstances, or information obtained from third parties, and are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that forward-looking statements are not guarantees and that actual results might differ materially from those suggested in the forward-looking statements.


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